CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 16, 2021, relating to the financial statements of Abraham Fortress Fund, LP (the predecessor fund to the Abraham Fortress Fund, a series of Investment Managers Series Trust II), for the year ended December 31, 2020, and to the report dated September 29, 2021, relating to the supplementary information of Abraham Fortress Fund, LP at December 31, 2020. We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Hunt Valley, Maryland

October 12, 2021

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board